EXHIBIT 21

                  SUBSIDIARIES OF THE REGISTRANT



                               Percentage       State of
Name                             Owned        Incorporation
----                           ----------     -------------

Elmira Savings & Loan, F.A.      100%          United States

Brilie Corporation (a)           100%          New York

ES&L Mortgage Corporation (a)    100%          New York

___________
(a)  Wholly-owned subsidiary of Elmira Savings & Loan, F.A.